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                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------



To the Board of Directors and Stockholders
National Quality Care, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-03622, 333-06175, 333-14839, 333-21911, 333-25955, 333-32287, 333-34703,
333-45145, 333-46967, 333-49059, and 333-73413), on Form S-8 of National Quality
Care, Inc. of our report dated February 26, 1999, relating to the consolidated balance sheets of National Quality Care, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-KSB of National Quality Care, Inc.


KPMG LLP


Los Angeles, California
April 15, 1999